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                                                               EXHIBIT (a)(5)(C)


               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY
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NATHAN GROSS, on behalf of himself and
all others similarly situated,

               Plaintiff,

                   v.
HARTFORD LIFE INC., THE HARTFORD FINANCIAL
SERVICES GROUP, INC., GAIL DEEGAN, LOWNDES
A. SMITH, ROBERT W. SLEANDER, RAMANI AYER,
DONALD R. FRAHM, PAUL G. KIRK, JR., THOMAS M.
MARRA, ROBERT E. PATRICELLI, H. PATRICK
SWYGERT, GORDON I. ULMER, DAVID K. ZWIENER,

               Defendants.

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                                                   CIVIL ACTION NO.
                                                   17959 NC

                             CLASS ACTION COMPLAINT

     Plaintiff, by his attorney, alleges upon information and belief except with respect to his ownership of Hartford Life Inc. ("Hartford Life" or the "Company") common stock, which is alleged upon personal knowledge, as follows:

                                    PARTIES

     1.  Plaintiff is the owner of the common stock of defendant Hartford Life.

     2. Hartford Life Inc. is a Delaware corporation with executive offices at 200 Hopmeadow Street, Simsburg, Connecticut 06089. Hartford Life is a holding Company with subsidiaries which, among other things, provide investment products. As of February 26, 1999, there were 25,928,071 shares of Class A common stock outstanding and 114 million shares of Class B common stock outstanding. All of the outstanding shares of Class B common stock are held by Hartford Accident and Indemnity Company ("Hartford A&I"), an indirect wholly-owned subsidiary of The Hartford Financial Services Group, Inc. ("HFSG").

     3.  Defendant Gail Deegan is a Director of the Company.

     4. Defendant Lowndes A. Smith is President, Chief Executive Officer and a Director of the Company. Smith is also Vice Chairman and an officer of HFSG.

     5.  Defendant Robert W. Sleander is a Director of the Company.

     6. Defendant Ramani Ayer is Chairman of the Board and Director of the Company. Ayer also is Chairman, President, Chief Executive Officer and a Director of HFSG, and President and Chief Operating Officer of Hartford Fire Insurance Company.

     7. Defendant Donald R. Frahm is a Director of the Company. Frahm also is a Director of HFSG.

     8. Defendant Paul G. Kirk, Jr. is a Director of the Company. Kirk is also a Director of HFSG.

     9. Defendant Thomas M. Marra is Executive Vice President and a Director of the Company.

     10.  Defendant Robert E. Patricelli is a Director of the Company.

     11. Defendant H. Patrick Swygert is a Director of the Company. Swygert also is a Director of HFSG.
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     12.  Defendant Gordon I. Ulmer is a Director of the Company. Ulmer is also a Director of HFSG.

     13. Defendant David K. Zwiener is a Director of the Company. Zwiener also is Executive Vice President and Chief Financial Officer and a director of HFSG.

     14. The foregoing individual directors of Hartford Life (collectively the "Director Defendants"), owe fiduciary duties to Hartford Life and its public shareholders.

     15. The Hartford Financial Services Group, Inc. is a Delaware corporation with executive offices at Hartford Plaza, Hartford, Connecticut 06115-1900. HFSG owns and controls (through Hartford A&I) all of the Class B Common Stock of Hartford Life and approximately 81% of the outstanding shares of Hartford Life Class A Common Stock, collectively amounting to approximately 96% of the voting power of Hartford Life. As such, HFSG owns fiduciary duties to Hartford Life and its public shareholders including the obligation to ensure any transaction is entirely fair.

                            CLASS ACTION ALLEGATIONS

     16. Plaintiff brings this action on his own behalf and as a class action on behalf of all public shareholders of defendant Hartford Life (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) or their successors in interest, who have been or will be adversely affected by the conduct of defendants alleged herein.

     17. This action is properly maintainable as a class action for the following reasons:

             (a) The class of shareholders for whose benefit this action is brought is so numerous that joinder of all class members is impracticable. As of February 1999, there were over 5 million public shares of Hartford Life Class A common stock outstanding owned by shareholders scattered throughout the United States.

             (b) There are questions of law and fact which are common to members of the Class and which predominate over any questions affecting any individual members. The common questions include, inter alia, the following:

                i. Whether the Defendants have breached their fiduciary duties owed by them to plaintiff and members of the Class and whether certain defendants include HFSG are unfairly benefiting at the expense of the public shareholders of Hartford Life; and

                ii. Whether plaintiff and the other members of the Class will be irreparably damaged by the transactions and conduct complained of herein.

     18. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interest as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

     19. Defendants have acted and will continue to act on grounds generally applicable to the Class, thereby making appropriate final injunctive or corresponding declaratory relief with respect to the Class as a whole.

     20. Plaintiff anticipates that there will not be any difficulty in the management of this litigation.

     21. For the reasons stated herein, a class action is superior to other available methods for the fair and efficient adjudication of this action.

                            SUBSTANTIVE ALLEGATIONS

     22. On May 22, 1997, Hartford Life completed an initial public offering and became public company that is majority owned by HFSG, which owns all the outstanding shares of Class B
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common stock of the Company, representing approximately 81.4% of the total equity interest in the Company, and approximately 95.6% of the combined voting power of the outstanding Class A and Class B common stock.

     23. On March 31, 2000 it was announced that HFSG offered to acquire all the common shares of Hartford Life that HFSG did not already own for $44 per share in cash. The offer reportedly was made on March 27 and represented only a 9% premium on the closing price of the stock on March 27. Hartford Life Class A common stock traded above $44 per share for most of 1999.

     24. A committee of Hartford Life directors reportedly not affiliated with HFSG has been appointed to consider the offer. However, given HFSG's domination and control, this committee cannot effectively and appropriately represent and advance the interest of the minority shareholders of Hartford Life.

     25. The proposed transaction is wrongful, unfair and harmful to the Hartford Life public stockholders, the Class members, and represents an attempt by HFSG to usurp the true value of Hartford for itself and thus to subvert the interests of the public shareholders, in order to aggrandize its own interests. The proposed transaction will deny plaintiff and other Class members their rights to share appropriately in the true value of the Company while usurping the same for the benefit of HFSG.

     26. In contemplating, planning and/or effecting the foregoing conduct and in pursuing and structuring the transaction, defendants are not acting in good faith toward plaintiff and the Class, and are breaching their fiduciary duties to plaintiff and the Class.

     27. Because the defendants (and those acting in concert with them) dominate and control the business and corporate affairs of Hartford Life and because they are in possession of private corporate information concerning Hartford Life's businesses and future prospects, there exists an imbalance and disparity of knowledge and economic power between the defendants and the public shareholders of Hartford Life.

     28. As a result of the actions of the defendants, plaintiff and the Class have been and will be damaged.

     29. Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, all to the irreparable harm of the Class. Plaintiff has no adequate remedy at law.

     WHEREFORE, plaintiff demands judgment as follows:

          (a) Declaring that this action may be maintained as a class action;

          (b) Declaring that the proposed transaction is unfair, unjust and inequitable to plaintiff and the other members of the Class;

          (c) Enjoining preliminarily and permanently the defendants from taking any steps to accomplish or implement the proposed transaction without adequate safeguards for the interests of the class;

          (d) Requiring defendants to compensate plaintiff and the members of the Class for all losses and damages suffered and to be suffered by them as a result of the acts and transactions complained of herein, together with prejudgment and postjudgment interest;

          (e) Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys' fees; and

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          (f) Granting such other and further relief as may be just and proper.

Dated: March 31, 2000                     CHIMICLES & TIKELLIS LLP

                                          /s/ ROBERT J. KRINER, JR.
                                          --------------------------------------
                                          Pamela S. Tikellis
                                          Robert J. Kriner, Jr.
                                          Timothy R. Dudderar
                                          One Rodney Square
                                          Wilmington, Delaware 19899
                                          (302) 656-2500

                                          Attorneys for Plaintiff

OF COUNSEL:

Goodkind, Labaton, Rudoff & Sucharow, LLP
100 Park Avenue, 12th Floor
New York, NY 10017
(212) 907-0700

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